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                                                                    Exhibit 99.1




            J.M. SMUCKER AND PROCTER & GAMBLE ANNOUNCE CLOSE OF JIF &
                               CRISCO TRANSACTION

June 1, 2002- Orrville and Cincinnati, Ohio-- The J.M. Smucker Company (NYSE:
SJM) and The Procter & Gamble Company (NYSE: PG) today announced the completion of the merger of the Jif peanut butter and Crisco shortening and oils businesses into Smucker. This all-stock transaction, in which the Jif and Crisco brands and their associated assets were spun off from Procter & Gamble and then merged into Smucker, was originally announced by Smucker and Procter & Gamble last October. The new Smucker common shares will begin to trade on June 3, 2002. The stock ticker symbol will remain "SJM."

In accordance with the terms of the transaction, Smucker shareholders will receive .9451 of a share of new Smucker common for every share they held in Smucker at the end of trading on May 31, 2002.

Procter & Gamble shareholders of record at the close of business on May 29, 2002 will receive one share of new Smucker common share for every 50 shares they held in Procter & Gamble.

No fractional shares will be issued in connection with this transaction. Shareholders who otherwise would receive fractional shares, including Procter & Gamble shareholders with fewer than 50 shares of Procter & Gamble, will receive a cash payment in lieu of those fractional shares. Additional shareholder information can be found on the Smucker and Procter & Gamble web sites at www.smuckers.com and www.pg.com/investor, respectively.

                                      * * *

THE J.M. SMUCKER COMPANY:
The J.M. Smucker Company (www.smuckers.com) was founded in 1897, when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, ice cream toppings, health and natural foods beverages, and natural peanut butter in North America. In June of this year, the Company further enhanced its leadership position with the addition of Jif peanut butter and Crisco shortening and oils to the Smucker family of brands. For over 100 years, The J.M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J.M. Smucker Company has over 2,500 employees worldwide and distributes products in more than 45 countries.

THE PROCTER & GAMBLE COMPANY:
P&G markets more than 250 brands including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Olay(R), Crest(R), Vicks(R) and Actonel(R). P&G employs nearly 106,000 people in more than 80 countries worldwide. For more information about P&G, please visit our website at www.pg.com.

CONTACTS:

The J.M. Smucker Company:  Steven J. Ellcessor 330-684-3280

The Procter & Gamble Company:  Margaret Swallow 513-945-6294